EXHIBIT 21

SUBSIDIARIES OF DARDEN RESTAURANTS, INC.

As of May 29, 2016, we had eight “significant subsidiaries,” as defined in Regulation S-X, Rule 1-02(w), identified as follows:

1.	GMRI, Inc., a Florida corporation, doing business as Olive Garden, Bahama Breeze and Seasons 52

2.	Rare Hospitality International, Inc., a Georgia corporation, doing business as LongHorn Steakhouse and Olive Garden

3.	Yard House USA, Inc., a Delaware corporation, doing business as Yard House

4.	Capital Grille Holdings, Inc., a North Carolina corporation, doing business as The Capital Grille

5.	Florida SE, LLC, a Florida limited liability company, doing business as Olive Garden

6.	Rare Hospitality Management LLC, a Delaware limited liability company, doing business as LongHorn Steakhouse

7.	N and D Restaurants, LLC, a Florida limited liability company, doing business as Olive Garden

8.	Olive Garden of Texas, LLC, a Texas limited liability company, doing business as Olive Garden

In addition, we also had the following subsidiaries:

9.	Darden Corporation, a Florida corporation

10.	Seasons 52 Holdings, LLC, a Florida limited liability company, doing business as Seasons 52

11.	Bahama Breeze Holdings, LLC, a Florida limited liability company, doing business as Bahama Breeze

12.	Eddie V’s Holdings, LLC, a Florida limited liability company, doing business as Eddie V’s